As filed with the Securities and Exchange Commission on February 2, 2012

Reg. No. 333-

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form S-8

Registration Statement

Under

the Securities Act of 1933

Post Holdings, Inc.

(Exact name of registrant as specified in its charter)

Missouri	45-3355106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2503 S. Hanley Road, St. Louis, Missouri	63144
(Address of Principal Executive Offices)	(zip code)

Post Holdings, Inc. Savings Investment Plan

(Full title of the plan)

Diedre J. Gray

Senior Vice President - Legal

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

(314) 644-7600

(Name, address and telephone number of person of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Post Holdings, Inc. common stock, par value $0.01 per share(3)(4)	3,000,000	$25.13	$75,390,000	$8,639.69

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement also covers an indeterminable amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low “when-issued” price as reported on the New York Stock Exchange on January 27, 2012, which was $25.13.
(3)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers such additional shares as may be issued as a result of a stock split, stock dividend, recapitalization, or similar transaction.
(4)	Each share of Common Stock issued, also represents one Preferred Stock Purchase Right. Preferred Stock Purchase Rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Post Holdings, Inc. (the “Company”) are incorporated herein by reference:

•

the Company’s Registration Statement on Form 10 declared effective on January 26, 2012 (File No. 001-35305), including the Description of Capital Stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Form 10, together with any amendment or report filed with the SEC for the purpose of updating such description; and

•	each of the Company’s Current Reports on Form 8-K filed January 30, 2012 and February 2, 2012 (other than the portions of those documents not deemed to be filed).

In addition, all documents subsequently filed by the Company or Post Holdings, Inc. Savings Investment Plan (the “SIP” or the “Plan”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

The shares of Common Stock being offered pursuant to the SIP have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The articles of incorporation of the Company limit the liability of the Company’s directors to the Company and its shareholders to the fullest extent permitted by Missouri law. Under Missouri law, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him or her in connection with such legal proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. Post’s articles of incorporation contain provisions indemnifying its directors and officers to the fullest extent permitted by Missouri law. The indemnification permitted under Missouri law is not exclusive of any other rights to which these persons may be entitled.

In addition, the Company expects to maintain directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

The Company has entered into, or expects to enter into, indemnification agreements with its directors and certain executive officers. These agreements contain provisions that may require the Company, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Index of Exhibits.

The Company hereby undertakes that it will submit, or has submitted, in a timely manner, the Plan and any amendment thereto, to the Internal Revenue Service (the “IRS”) for purposes of obtaining a determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on this 2nd day of February, 2012.

Post Holdings, Inc.

By:	/s/ William P. Stiritz
Name:	William P. Stiritz
Title:	Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Diedre J. Gray and Jeff A. Zadoks, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Stiritz William P. Stiritz	Chief Executive Officer (principal executive officer)	February 2, 2012

/s/ Robert V. Vitale Robert V. Vitale	Chief Financial Officer (principal financial officer)	February 2, 2012

/s/ Jeff A. Zadoks Jeff A. Zadoks	Corporate Controller (principal accounting officer)	February 2, 2012

/s/ Gregory A. Billhartz Gregory A. Billhartz	Director	February 2, 2012

/s/ Kevin J. Hunt Kevin J. Hunt	Director	February 2, 2012

/s/ Scott Monette Scott Monette	Director	February 2, 2012

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on this 2nd day of February, 2012.

Post Holdings, Inc. Savings Investment Plan

By: Post Holdings, Inc.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	Chief Financial Officer

Index of Exhibits

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Post Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 001-35305) filed February 2, 2012).

4.2	Amended and Restated Bylaws of Post Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K (File No. 001-35305) filed February 2, 2012).

4.3	Shareholder Protection Rights Agreement, by and between Post Holdings, Inc. and Computershare Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K (File No. 001-35305) filed February 2, 2012).

23.1	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney (included under signatures).